                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Kimco Realty Corporation
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         [NAME OF FILER IF APPLICABLE]
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            KIMCO REALTY CORPORATION

                             3333 NEW HYDE PARK ROAD
                          NEW HYDE PARK, NY 11042-0020



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 18, 2000

      Notice is hereby given of, and you are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Meeting") of Kimco Realty Corporation, a Maryland corporation (the "Company"), to be held on Thursday, May 18, 2000, at 10 o'clock a.m. at 270 Park Avenue, 11th Floor, Room C, New York, NY 10017 for the following purposes:

      1. To elect seven Directors to serve for a term of one year and until their successors are duly elected and qualify; and

      2.    To transact such other  business as may properly come before
            the  Meeting  or  any   adjournment(s)  or   postponement(s)
            thereof.


      Only common stockholders of record at the close of business on April 5, 2000, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof.

      IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Bruce M. Kauderer
                                          ---------------------
                                          Bruce M. Kauderer
                                          Secretary

April 10, 2000.

                            KIMCO REALTY CORPORATION

              3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020
                                  -------------
                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           to be held on May 18, 2000


     This Proxy Statement is furnished to common stockholders of Kimco Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the 2000 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Thursday, May 18, 2000, at 10 o'clock a.m. for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     This solicitation is made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"). Costs of this solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

     The Company's Annual Report for the calendar year ended December 31, 1999, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about April 17, 2000. The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000.

     Holders of record of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), as of the close of business on the record date, April 5, 2000, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on April 5, 2000, there were 60,803,343 shares of Common Stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director (See Proposal 1). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

     Under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                                   PROPOSAL 1
                              Election of Directors

     The Company's By Laws provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company's charter and such By Laws, the Directors have fixed the number of directors to be elected at seven. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the seven nominees for director designated below, all of whom are presently directors of the Company, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Board of Directors or the Board may amend the By Laws to reduce the number of directors to be elected at the meeting.

Information Regarding Nominees (as of April 5, 2000)

                                                        Present Principal Occupation or
   Name                    Age                    Employment and Five-Year Employment History

Martin S. Kimmel(2)(3)     84       Chairman (Emeritus) of the Board of Directors of the Company since
                                      November 1991; Chairman of the Board of Directors of the Company for
                                      more than five years prior to such date. Founding member of the
                                      Company's predecessor in 1966.

Milton Cooper(2)(3)        71       Chairman of the Board of Directors of the Company since November
                                      1991; Director and President of the Company for more than five years prior to such date. Founding member of the Company's predecessor in
                                      1966.

Richard G. Dooley(1)(3)    70       Director of the Company since December 1991. Consultant to, and from
                                      1978 to 1993, Executive Vice President and Chief Investment Officer
                                      of Massachusetts Mutual Life Insurance Company.

Michael J. Flynn(2)        64       Vice Chairman of the Board of Directors of the Company since January
                                      1996 and, since January 1997, President and Chief Operating Officer;
                                      Director of the Company since December 1991. Chairman of the Board and President of Slattery Associates, Inc. for more than five years prior to joining the Company in 1996.

Joseph K. Kornwasser       52       Director and Senior Executive Vice President of the Company since
                                      June 1998. President, Chief Executive Officer and Director of The
                                      Price REIT, Inc. ("Price REIT") from August 1993 to June 1998. From
                                      1984 until 1994, Mr. Kornwasser was managing general partner of
                                      Kornwasser and Friedman Shopping Center Properties, a commercial real estate development company.

Joe Grills(1)(3)           65       Director of the Company since January 1997. Chief Investment Officer for the IBM Retirement Funds from 1986 to 1993.

Frank Lourenso (1)(3)      59       Director of the Company since December 1991. Executive Vice President of The Chase Manhattan Bank ("Chase Bank", and successor by merger to
                                      Chemical Bank, N.A.) since 1990. Senior Vice President of Chase Bank for more than five years prior to that time.

 ---------------------

 (1)  Member of Audit Committee.
 (2)  Member of Executive Committee.
 (3)  Member of Executive Compensation Committee.

     Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors. He also serves as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

     Mr. Dooley is also a director of Advest Group, Inc., Hartford Steam Boiler Inspection and Insurance Co. and Jefferies Group, Inc. and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

     Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

     Mr. Kornwasser is also Chairman of the Board of Directors of National Bank of California.

     Mr. Grills is also a Director of certain Merrill Lynch and Hotchkis and Wyley Mutual Funds, Duke Management Company and the LaSalle Street Fund. He also serves as a member of the Investment Advisory Committees of the State of New York Common Retirement Fund, the Howard Hughes Medical Institute and the Virginia Retirement System. Mr. Grills is a member of the Financial Executives Institute Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

     All directors of the Company serve terms of one year and until the election and qualification of their respective successors. Each of the above Directors was in attendance at each of the four regular meetings of the Board of Directors held during 1999, which occurred on March 1, April 30, August 18 and December 7, and each were in attendance at the 1999 Annual Meeting of Stockholders held on May 20, 1999.

Committees of the Board of Directors

     Audit Committee. The Board of Directors has established an Audit Committee consisting of three independent Directors to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. Two meetings of the Audit Committee were held during 1999 on March 1, 1999 and December 7, 1999, in addition; the Audit Committee held a meeting on March 1, 2000.

     Executive Committee. The Executive Committee has been granted the authority to acquire and dispose of real property, to borrow money on behalf of the Company and to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements (except for contracts between the Company and KC Holdings, Inc. -- see "Compensation Committee Interlocks and Insider Participation"). The Executive Committee convened twice during 1999, on April 30, 1999 and December 7, 1999.

     Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company's executive officers, in addition to administering the Company's Equity Participation Plan (as defined herein). One meeting of the Executive Compensation Committee was held during 1999, on March 1, 1999; in addition; the Executive Compensation Committee held a meeting on March 1, 2000.

     Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated above. The Board of Directors has not established a nominating committee.

Compensation of Directors

     Members of the Board of Directors and Committees thereof who are not also employees of the Company ("Non-employee Directors") receive an annual fee of $24,000, plus fees of $2,000 for attending each regular or special meeting of the full Board. The Non-employee Directors, other than Mr. Kimmel, receive $500 for attending each Executive Compensation Committee meeting and $1,000 for attending each Audit Committee Meeting. Effective January 2000, Non-employee Directors who are members of the Audit Committee also receive an annual fee of $4,000. In accordance with the Company's Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock ("Deferred Stock") in lieu of directors' fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Pursuant to such arrangements, each of Messrs. Kimmel, Dooley, Grills and Lourenso received directors' fees of $16,000, $19,500, $18,000 and $19,500, respectively, during 1999. During 1999, Messrs.
Kimmel, Dooley, Grills and Lourenso each received Deferred Stock awards valued at $16,000, in lieu of directors' fees and meeting fees. Employees of the Company who are also Directors are not paid any directors' fees.

     During 1997 and 1998, the Company granted each Non-employee Director, other than Mr. Kimmel, options to acquire 7,500 shares of Common Stock at $31.75 and $37.375 per share, respectively, the market prices on the dates of such option grants. During 1999, the Company granted each Non-employee Director options to acquire 7500 shares of Common Stock at $33.375 per share. See "Executive Compensation and Transactions with Management and Others - Executive Compensation and Employment Contracts" for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Kornwasser. The Company intends to grant Non-employee Directors, options to acquire an additional 7,500 shares during 2000 at the then current market price.

     Mr. Kimmel receives $38,000 per annum as payment for consulting services rendered to, and reimbursement of certain expenses incurred on behalf of, the Company.

Vote Required

     Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company's Annual Meeting will be sufficient to elect a nominee as a director. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of the votes.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information available to the Company as of April 5, 2000, with respect to shares of its Common Stock and Depositary Shares representing its Class A, Class B, Class C and Class D Preferred Stock
(i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission, the "SEC") of more than 5% of such shares and (ii) held, individually and as a group, by the Directors and executive officers of the Company:

                                                                 Shares Owned                                    Percent
                                                               Beneficially (#)                                of Class (%)
                                                               ----------------                                ------------
Name & Address (where required)                                                  Depositary                             Depositary
      of Beneficial Owner                          Common                        Shares (4)                  Common     Shares (4)
-------------------------------                    ------                        ----------                  ------     ----------

Milton Cooper                                       4,457,261   (1)    (7)        22,100   (2)                    7.1            *
c/o  Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  10042

Martin S. Kimmel                                    2,719,349   (3)                 -                             4.4            -
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  11042

Helen Kimmel                                        2,055,777   (5)              182,200                          3.3          4.3
445 Park Avenue
New York, NY  10022

Joseph K. Kornwasser                                  447,633                    101,747                            *          2.4
Michael J. Flynn                                      296,270                    -                                  *            -
Alex Weiss                                            228,759   (6)              -                                  *            -
Michael V. Pappagallo                                  99,799                    -                                  *            -
Jerald Friedman                                        88,624                    -                                  *            -
Bruce M. Kauderer                                      79,213                    -                                  *            -
Richard G. Dooley                                      77,905                    -                                  *            -
Joseph V. Denis                                        76,025                    -                                  *            -
Frank Lourenso                                         67,206                    -                                  *            -
Glenn G. Cohen                                         46,750                        100                            *            *
Joe Grills                                             35,000                    -                                  *            -

All Directors and executive                         8,719,794   (7)              123,947                         14.0          2.9
officers as a group (13 persons)


--------------------
*  Less than 1%

(1) Includes 1,070,889 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel's son. Does not include 256,573 shares held by adult members of Mr. Cooper's family, as to all of which shares Mr. Cooper disclaims beneficial ownership.
(2) Includes 19,100 depositary shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel's son. Does not include 1000 depositary shares held by Mrs. Shirley Cooper, wife of Mr. Milton Cooper, as to all of which shares Mr. Cooper disclaims beneficial ownership.
(3) Does not include 1,070,889 shares held in trust by Mr. Cooper for Mr. Kimmel's son or 1,274,110 shares held by Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Also, does not include 781,667 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership.
(4) All Depositary Shares and Percent of Class represent ownership of Class D Preferred Stock.
(5) Does not include 2,719,349 shares held by Mr. Kimmel, her husband, or 1,070,889 shares held in trust by Mr. Cooper for Mr. Kimmel's son, as to all of which shares Mrs. Kimmel disclaims beneficial ownership.
(6) Does not include 1,154 shares held by Mrs. Linda Weiss, wife of Mr. Alex Weiss, an executive officer of the Company, as to all of which shares Mr. Weiss disclaims beneficial ownership.
(7) Does not include 785,192 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest. See "Compensation Committee Interlocks and Insider Participation - Transactions with KC Holdings, Inc."

Executive Compensation and Transactions with Management and Others

     Executive Officers. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 1999, incorporated herein by reference, following Part I, Item IV, for information with respect to the executive officers of the Company.

     Executive Compensation. The following table sets forth the summary compensation of the Chairman of the Board of Directors (and Chief Executive Officer) and the four other most highly paid executive officers of the Company for calendar years 1999, 1998 and 1997.

                              SUMMARY COMPENSATION TABLE

                                                                                                  Long Term
                                                                                                Compensation
                                         Annual Compensation                                       Awards
                                         -------------------                                       ------

             (a)                 (b)        (c)           (d)              (e)             (f)               (g)             (h)
                                                                          Other
           Name and                                                       Annual        Restricted                        All other
          Principle            Period      Salary        Bonus         Compensation       Stock            Options      Compensation
           Position             Ended       ($)           ($)            ($) (1)          Awards           (#) (2)         ($) (3)
           --------             -----       ---           ---            -------          ------           -------         -------

Milton Cooper                     12/99      658,000        100,000         -               -               75,000           8,034
 Chief Executive Officer          12/98      439,731        375,000         -               -                 -              8,190
 and Chairman of the              12/97      283,000        100,000         -               -                 -              8,190
 Board of Directors

Michael J. Flynn (4)              12/99      658,000        200,000         -               -                75,000          2,574
 Vice Chairman of the             12/98      485,885        300,000         -               -                73,000          4,563
 Board of Directors and           12/97      358,000        100,000         -               -                73,000          4,563
 President & Chief
 Operating Officer

Joseph K. Kornwasser (4)          12/99      433,000        225,000         -               -                50,000            897
 Senior Executive Vice            12/98      234,386        120,000         -               -               250,000              -
 President since                  12/97       -                             -               -                 -                  -
 June 1998

Jerald Friedman (4)               12/99      308,000        150,000         -               -                35,000          1,677
 Executive Vice                   12/98      164,251         80,000         -               -               100,000              -
 President since                  12/97       -              -              -               -                 -                  -
 June 1998

Michael V. Pappagallo (4)         12/99      258,000        150,000         -               -                50,000            390
 Chief Financial Officer          12/98      262,808        150,000         -               -                50,000            429
 since May 1997                   12/97      148,539         51,667         -               -               100,000            429

(1) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.
(2) Options to acquire shares of Common Stock at exercise prices equal to the fair market value on the dates of grant.
(3) The amounts shown represent the value of Company paid group term life insurance premiums.
(4) See "Executive Compensation and Transactions with Management and Others - Employment Contracts".

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on options to acquire shares of the Company's Common Stock granted to the named executive officers during 1999.

                                                                                        Potential Realizable Value at Assumed Annual
                                                                                        Rates of Stock Price  Appreciation for
                                    Individual Grants                                   Option Term (1)
           (a)               (b)             (c)              (d)              (e)               (f)                       (g)
                                         % of Total
                           Options     Option Granted       Exercise
                           Granted      to Employees         Price         Expiration
          Name             (#) (2)     in Fiscal Year        ($/Sh)           Date              5% ($)                   10% ($)
          ----             -------     --------------        ------           ----              ------                   -------

Milton Cooper               75,000          9.4               32.00         12/15/09           1,509,347                 3,824,982

Michael J. Flynn            75,000          9.4               32.00         12/15/09           1,509,347                 3,824,982

Joseph K. Kornwasser        50,000          6.3               32.00         12/15/09           1,006,231                 2,549,988

Michael V. Pappagallo       50,000          6.3               32.00         12/15/09           1,006,231                 2,549,988

Jerald Friedman             35,000          4.4               32.00         12/15/09             704,362                 1,784,992


(1) Assumed annual rates of stock price appreciation, as determined by the SEC, for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

(2) Options become exercisable one-third on each of the first three anniversaries of the date of grant.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information on options to acquire shares of Common Stock exercised in 1999 by the named executive officers, and the value of each such officer's unexercised options to acquire shares of Common Stock outstanding at December 31, 1999.

             (a)                      (b)                  (c)                    (d)                             (e)

                                                                        Number of Unexercised      Value of Unexercised In-the-Money
                                Shares Acquired          Value         Options at Year End (#)         Options at Year End ($)(1)
            Name                on Exercise (#)       Realized ($)      Exer.          Unexer.           Exer.          Unexer.
            ----                ---------------       ------------      ----           -------           -----          -------

Milton Cooper                          -                   -                  -          75,000            -                140,625
Michael J. Flynn        (2)         121,180             182,500            126,090      148,730        1,058,979            193,368
Joseph K. Kornwasser    (2)            -                   -                82,500      217,500            -                 93,750
Jerald Friedman         (2)            -                   -                33,000      102,000            -                 65,625
Michael V. Pappagallo   (2)         33,000                 -                66,500      100,500          137,500            129,875


(1) Based upon the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1999 of $33.8750 per share.

(2) See "Executive Compensation and Transaction with Management and Others - Employment Contracts".

     Employment Contracts. In November 1998, the Company entered into a new five-year employment agreement with Mr. Michael J. Flynn pursuant to which Mr. Flynn continues to serve as Vice Chairman of the Board of Directors and President and Chief Operating Officer of the Company. In accordance with this employment agreement, Mr. Flynn (i) is to receive a base salary of $650,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board, in its sole discretion shall determine.

     In connection with Mr. Flynn's previous employment contract signed in November 1995, Mr. Flynn received a grant of 37,500 shares of restricted Common Stock, all of which shares have vested. This agreement provided further that Mr. Flynn be granted options to acquire 75,000 shares of the Company's Common Stock at an exercise price of $24.917 per share, the market price on the date of grant. These stock options are to be considered incentive stock options as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein), and otherwise shall be non-qualified options. Options with respect to 37,500 of these shares vest in three equal installments upon each of the first three anniversaries of the date of grant, which has occured. Options with respect to the remaining 37,500 shares vest in three equal installments upon the day prior to each of the first three anniversaries of the date of grant, but only if the average of the closing prices of a share of the Company's Common Stock (on the principal exchange on which such stock is then traded) during any twenty consecutive day trading period equals or exceeds $33.34, which has occurred.

     The Company entered into a three-year employment agreement with Mr. Joseph
K. Kornwasser pursuant to which Mr. Kornwasser, effective June 19, 1998, was appointed as a director of the Board and began to serve as Senior Executive Vice President of the Company. In accordance with this employment agreement, Mr. Kornwasser is to receive $650,000 per annum ($425,000 base salary and $225,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Kornwasser be granted options to acquire 250,000 shares of the Company's Common Stock at an exercise price of $37.437 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein). Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Kornwasser's employment with the Company prior to such dates, (i) any such non vested shares would become 100% vested as of the termination date and (ii) Mr. Kornwasser would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year. In addition, in the event that the Company determines to distribute to its stockholders equity interests in one of its subsidiaries that is qualified as a real estate investment trust and structured to be a so-called "leveraged REIT", Mr. Kornwasser shall be appointed Chairman of the Board of Directors of such subsidiary at the time of such distribution and he shall be entitled to receive options to acquire shares of common stock of such subsidiary equal to 1.5% of the outstanding (not diluted) common shares of such subsidiary immediately following their distribution to the Company's stockholders. The exercise price of such options shall equal the distribution value for tax purposes of the underlying shares at the time of distribution. Such options shall otherwise be structured and exercisable with terms similar in all material respects to the terms of the Equity Participation Plan (as defined herein) of the Company. The Company shall undertake to cause such subsidiary to effect the registration under the Securities Act of the shares issuable upon exercise of such options, including resale thereof. Following any such distribution to the Company's stockholders, Mr. Kornwasser's salary set forth herein shall be apportioned between the Company and such subsidiary in the manner determined by the Company.

     The Company entered into a three-year employment agreement with Mr. Jerald Friedman effective June 19, 1998, pursuant to which Mr. Friedman began to serve as Executive Vice President of the Company. In accordance with this employment agreement, Mr. Friedman is to receive $450,000 per annum ($300,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Friedman be granted options to acquire 100,000 shares of the Company's Common Stock at an exercise price of $37.437 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein). Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Friedman's employment with the Company prior to such dates, (i) any such non vested shares would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year . In addition, in the event that the Company determines to distribute to its stockholders equity interests in one of its subsidiaries that is qualified as a real estate investment trust and structured to be a so-called "leveraged REIT", Mr. Friedman shall be entitled to receive options to acquire shares of common stock of such subsidiary equal to .4% of the outstanding (not diluted) common shares of such subsidiary immediately following their distribution to the Company's stockholders. The exercise price of such options shall equal the distribution value for tax purposes of the underlying shares at the time of distribution. Such options shall otherwise be structured and exercisable with terms similar in all material respects to the terms of the Equity Participation Plan (as defined herein) of the Company. The Company shall undertake to cause such subsidiary to effect the registration under the Securities Act of the shares issuable upon exercise of such options, including resale thereof. Following any such distribution to the Company's stockholders, Mr. Friedman's salary set forth herein shall be apportioned between the Company and such subsidiary in the manner determined by the Company.

     In April 2000, the Company amended and restated the employment agreement (the "Amended Agreement") with Mr. Friedman whereby effective January 1, 2000, Mr. Friedman will also serve as President of the Company's new development subsidiary (the "Development Company"). The term of this agreement will be through December 31, 2001 unless sooner terminated or extended. In accordance with the Amended Agreement, Mr. Friedman is to receive a base salary of $450,000 per annum. In addition, Mr. Friedman shall be eligible to earn a bonus upon the calculation of Development Company Profits, as defined in the Amended Agreement. The bonus shall be determined and paid semi-annually. Pursuant to the Amended Agreement, the bonus payable to Mr. Friedman for each six month period ending on the June 30th Measurment Date, as defined, shall be an amount equal to the lesser of (i) fifteen percent (15%) of Development Company Profits for that six month period or (ii) $225,000. The bonus payable to Mr. Friedman for each six month period ending on the December 31st Measurement Date, as defined, shall be an amount equal to fifteen percent (15%) of Development Cmpany Profits for the twelve month period just ended, minus the bonus calculated on the immediately preceeding June 30th Measurement Date, provided that the annual bonus to be earned by Mr. Friedman shall never exceed $450,000 for any said twelve month period ending on December 31.

     In April 1997, Kimco entered into a two-year employment agreement with Michael V. Pappagallo pursuant to which Mr. Pappagallo began to serve as Chief Financial Officer effective May 27, 1997. During 1999, the Company extended Mr. Pappagallo's employment agreement for a period of one year. In accordance with this employment agreement, Mr. Pappagallo is to receive $400,000 per annum ($250,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Pappagallo be granted options to acquire 50,000 shares of the Company's Common Stock at an exercise price of $31.125 per share, the market price on the date of grant. These stock options are to be considered incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein), and otherwise shall be non-qualified options. Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Pappagallo's employment with the Company prior to such dates, (i) any such non vested shares would become 100% vested as of the termination date and (ii) Mr. Pappagallo would receive the remaining compensation due through the term of his employment agreement. During 1999, the Company caused the term of Mr. Pappagallo's employment agreement to be extended through May 2001.

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee of the Board of Directors, comprised of Messrs. Martin Kimmel, Milton Cooper, Richard Dooley, Joe Grills and Frank Lourenso, are charged with the responsibility of determining compensation levels, including awards pursuant to the Company's Equity Participation Plan (as defined herein), for the named executive officers other than Mr. Cooper. Mr. Cooper's compensation and participation in the Equity Participation Plan is subject to review and approval by the members of the Executive Compensation Committee other than Mr. Cooper.

     Mr. Milton Cooper is Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel is Chairman Emeritus of the Board. Messrs. Cooper and Kimmel were founding members of the Company's predecessor in 1966.

     Transactions with KC Holdings, Inc. To facilitate its initial public stock offering in November 1991 (the "IPO"), the Company transferred its interests in 46 shopping center properties to a newly-formed corporation, KC Holdings, Inc. ("KC Holdings"), and subsidiaries of KC Holdings. The stock of KC Holdings is owned by the stockholders of the Company prior to the IPO. All of the real estate interests owned by KC Holdings and its subsidiaries are subject to purchase options held by the Company.

     As of April 1, 2000, KC Holdings' subsidiaries had conveyed 27 shopping center properties back to the Company and had disposed of ten additional centers in transactions with third parties. Of the 27 properties conveyed to the Company, 13 shopping centers were acquired during 1999 in connection with the Company's exercise of its option to acquire KCHGC, Inc., a subsidiary of KC Holdings. These shopping center properties, comprising approximately 1.6 million square feet of gross leasable area where acquired for an aggregate option purchase price of approximately $39.8 million, paid $15.7 million in shares of the Company's Common Stock (valued at $39.00 per share and $24.1 million through the assumption of mortgage debt encumbering the properties. The mortgage debt was repaid by the Company during 1999. The members of the Company's Board of Directors who are not also shareholders of KC Holdings have unanimously approved the Company's acquisition of all twenty-seven shopping center properties that have been conveyed back to the Company.

     The Company is party to a management agreement pursuant to which it manages five of KC Holdings' nine remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining four shopping center properties are owned in two separate joint ventures and are managed by unaffiliated joint venture partners. The management agreement was approved by a majority of the Company's Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company totaled approximately $0.4 million during 1999.

     Joint Ventures. Members of the Company's management have investments in certain real estate joint ventures or limited partnerships, which own and/or operate seven of the Company's 473 property interests as of December 31, 1999. Such management investments predate the Company's IPO and, in each case, the Company is a general partner of the joint venture or partnership and controls or directs the management of the joint venture or partnership. Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, will be subject to the approval of a majority of disinterested directors of the Company.

     Relationship with Chase Bank. Mr. Lourenso, an Executive Vice President of Chase Bank, has been a Director of the Company since December 1991. The Company has maintained its principal banking relationship with Chase Bank. Chase Bank, together with a consortium of eight additional banks, has provided the Company with a $215 million, unsecured revolving credit facility which is scheduled to expire in August 2001. No borrowings were outstanding under this facility at December 31, 1999.

     Relationship with The State of New York Common Retirement Fund. Mr. Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the "NYSCRF"). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income REIT, an entity established for the purposes of investing in high quality retail properties, financed primarily through the use of individual non-recourse mortgages. The NYSCRF has committed approximately $117 million to the joint venture of which $107 million has been contributed. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member.

Report of the Executive Compensation Committee on Executive Compensation

     The Executive Compensation Committee has provided the following Report on Executive Compensation:

     Compensation Strategy and Performance Criteria. The members of this Committee believe the Company's success is attributable in large part to the talent and dedication of its associates and, in particular, to the management and leadership efforts of its executive officers. Accordingly, the Company, under the guidance of the Executive Compensation Committee, is committed to develop and maintain compensation policies, plans and programs which seek to enhance cash flows, and consequently real property and stockholder values, by aligning the financial interests of the Company's senior management with those of its stockholders.

     In furtherance of these goals, the Company relies, to a large degree, on annual and longer term incentive compensation (that is, specifically cash bonuses and stock option grants) to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential. Both of these forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy which considers management's ability to consistently improve the Company's Funds from Operations (a widely-accepted measure of performance for real estate investment trusts) to be of paramount importance. Other performance criteria which effect incentive awards include the demonstrated ability to strengthen the Company's capital structure, the measure of improved total return to stockholders and individual performance/contributions to corporate goals and objectives.

     The Committee annually deliberates the appropriate combination of cash and stock-based compensation, and weighs the competitiveness of the Company's plans in relation to compensation practices employed by a select group of successful real estate investment trusts that are (i) included in the NAREIT equity index used in the accompanying stock performance graph, and (ii) believed to be comparable to the Company based on market capitalization, portfolio size and distribution and product type. In general, the Committee has set base compensation levels for the Company's executive officers at competitive levels relative to this peer group. The number of stock options granted annually is an amount which the Committee, after due consideration of corporate and individual performance, changes in job function or title, competitive option grant levels and previously awarded options, considers appropriate to fairly compensate and properly motivate its officers.

     From time to time the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company's officers and key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability. No compensation consultants were retained during the years for which compensation information has been provided in this Proxy Statement.

     1999 Performance. In evaluating 1999 performance, particularly noteworthy was the Company's ability, under senior management's direction, to increase Funds from Operations for the year ended December 31, 1999 to $221.4 million, or $3.61 per share on a diluted basis, from $153.7 million, or $3.03 per share on a diluted basis, during the preceding year. The growth in Funds from Operations was achieved through a focused acquisition program which added 35 property interests comprising approximately 4.1 million square feet of leasable area, the full year results from the prior year's acquisition of Price REIT and significant accomplishments in new leasing and strategic re-tenanting within the portfolio. In addition, the Company maintained strong occupancy levels, and continued to increase its average annualized base rent per square foot, capitalizing on its below market-rate rents.

     Further, consideration was given to management's ability to continue its strengthening of the Company's consolidated balance sheet through effectively utilizing its medium-term notes (MTN) program to issue $230 million in cost-effective unsecured debt financing during 1999 providing capital for debt repayment and property acquisitions. As a consequence of these transactions, the Company continues to maintain a strong, prudent capital structure. In addition, the Committee considered the success of new business initiatives established by the Company. Primary among these was the successful execution of the Company's previously announced strategy to establish a new investment vehicle, the Kimco Income REIT, the objective of which is to invest in high quality retail properties financed primarily with individual non-recourse mortgages. The Company was able to attract capital commitments of $152 million from third party investors to complement its own commitment of $117 million, and has established a portfolio of 29 properties as of December 31, 1999.

     As a result of the Company's 1999 performance, the Board of Directors in October 1999 authorized an increase in dividends on the common stock by 10% to $0.66 per share.

     During the course of 1999, investor sentiment was biased towards high growth sectors such as technology and internet related stocks and away from a value / income orientation, which affected the stock performance of entities in the real estate investment trust industry. As a result, the Company, as well as the REIT industry in general, posted negative returns in 1999. The Committee believes however, that the fundamentals of the Company's operations as well as its financial performance in 1999 was excellent, and the effect of market sentiment was not reflective of the success of the Company and its management during the year.

     1999 Incentive Compensation. In establishing 1999 incentive compensation (that is, the cash bonuses and stock option grants as set forth in the accompanying Summary Compensation and Option Grants in Last Fiscal Year tables) for the Company's named executive officers, the Committee concluded that each such officer had individually made a very substantial contribution toward achieving the aforementioned performance levels. The Committee did not specifically relate any measure of performance or any accomplishment to the incentives awarded, nor did the Committee assign relative weight to any specific performance factor. Rather, the Committee members made the subjective determination that the incentives awarded were appropriate in view of previously awarded incentives and their qualitative assessment that 1999 represented a year of significant achievement for the Company that was, in large part, attributable to the talents and efforts of its executive officers.

     The annual bonus and option to acquire shares of the Company's Common Stock awarded during 1999 to Mr. Cooper, Chairman of the Board of Directors and Chief Executive Officer, as set forth in the accompanying Summary Compensation Table, was determined by the members of the Executive Compensation Committee, other than Mr. Cooper, after evaluating generally the Company's achievements for the year and specifically Mr. Cooper's contributions towards realizing such performance levels. The Board concluded that Mr. Cooper's leadership, vision and decision making contributed significantly to these accomplishments and warranted the bonus awarded to Mr. Cooper.


                                Martin S. Kimmel
                                Milton Cooper
                                Richard G. Dooley
                                Joe Grills
                                Frank Lourenso

                                As to that portion of the report which pertains to Mr. Cooper's compensation:

                                Martin S. Kimmel
                                Richard G. Dooley
                                Joe Grills
                                Frank Lourenso

Stock Price Performance. The following stock price performance chart compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System. Stock price performance, presented quarterly for the five years ended December 31, 1999, is not necessarily indicative of future results. All stock price performance assumes the reinvestment of dividends.

                  KIMCO      NAREIT   S & P 500

    01/01/95     100.00      100.00      100.00
    03/31/95     102.83       99.83      109.74
    06/30/95     101.83      105.70      120.15
    09/30/95     108.64      110.68      129.70
    12/31/95     112.64      115.27      137.43
    03/31/96     113.28      117.89      144.81
    06/30/96     120.31      123.13      151.30
    09/30/96     128.47      131.19      155.98
    12/31/96     152.63      155.92      168.98
    03/31/97     144.11      157.00      173.51
    06/30/97     142.73      164.81      203.81
    09/30/97     158.47      184.29      219.08
    12/31/97     162.62      187.51      225.37
    03/31/98     165.47      186.63      256.80
    06/30/98     194.26      178.07      265.30
    09/30/98     182.09      159.34      238.90
    12/31/98     192.71      154.69      289.78
    03/31/99     179.05      147.23      304.20
    06/30/99     196.18      162.08      325.64
    09/30/99     179.16      149.04      305.30
    12/31/99     176.06      147.54      350.72

Equity Participation Plan

     Description of Plan. The Company maintains an equity participation plan (the "Equity Participation Plan") for the benefit of its eligible employees, consultants, and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company's directors, executive officers and other key employees by offering them an opportunity to own Common Stock of the Company and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue "incentive" stock options and "non-qualified" stock options (within the meaning of the Internal Revenue Code, the "Code"), that vest over time and are exercisable at the "fair market value" of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for the granting of deferred stock ("Deferred Stock") to the Non-employee Directors of the Company. Deferred Stock may be granted to Non-employee Directors in lieu of directors' fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. The term of an award of Deferred Stock shall be set by the Board in its sole discretion.

     The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be employees, consultants or directors of the Company) who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options.

     The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of non-qualified options that may be granted to any one individual is 500,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock of the Company or any combination thereof.

     Option Grants. A maximum of 6,000,000 shares of the Company's Common Stock have been reserved for issuance under the Equity Participation Plan. Options to acquire 799,050, 1,023,500 and 470,700 shares were granted during 1999, 1998 and 1997 at weighted average exercise prices of $32.33, $37.32 and $31.72 per share, respectively. A total of 3,246,099 options at a weighted average exercise price of $30.84 per share were outstanding at December 31, 1999, and as of such date 1,507,120 shares were available for future grant under the Equity Participation Plan.

401(k) Plan

     The Company maintains a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee's eligible compensation. Participants in the 401(k) Plan are not subject to Federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA tax. Withdrawals from the plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions

     Members of the Company's management hold investments in certain real estate joint ventures or limited partnerships to which the Company is a party. Such investments predate the Company's IPO and, in each case, the Company controls or directs the management of the joint venture or limited partnership. Any material future transactions involving these joint ventures or partnerships require the approval of a majority of disinterested directors of the Company. See "Compensation Committee Interlocks and Insider Participation".

     Messrs. Kimmel and Cooper, Directors of the Company, are stockholders of KC Holdings. See "Compensation Committee Interlocks and Insider Participation".

     Mr. Frank Lourenso, a Director of the Company, is also an Executive Vice President of Chase Bank. The Company maintains its principal banking relationship with Chase Bank. See "Compensation Committee Interlocks and Insider Participation".

     Mr. Joe Grills, a Director of the Company, is also a member of the Investment Advisory Committee of NYSCRF. The Company has a joint venture arrangement with NYSCRF. See "Compensation Committee Interlocks and Insider Participation".

     Mr. Paul Dooley, Manager of Real Estate Tax Administration and Insurance for the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley was paid total cash compensation of $178,345 in salary in 1999 as an employee of the Company and was granted 7,000 options in 1999 pursuant to the Equity Participation Plan. In addition, Mr. Dooley was extended a loan in the amount of $62,865 during 1999 to supplement available margin loans and partially fund the purchase of 3,300 shares of the Company's Common Stock. This stock purchase loan is scheduled to be repaid over a term of two years, however, this loan may be extended at the discretion of the Board of Directors. The amount outstanding as of April 5, 2000 was $60,952.

     Indebtedness of Management. The following table sets forth information with respect to indebtedness of Directors and executive officers to the Company.

                                       Largest Aggregate
                                          Indebtedness
                                       Outstanding During
             Name and                         1999               Purpose of         Amount Outstanding         Interest Rate
        Principal Position                    ($)               Indebtedness            ($) (5)                    (%)
        ------------------              -----------------       ------------            -------                    ---

Michael J. Flynn
  Vice Chairman of the
  Board of Directors.                    2,877,404  (1)        Stock purchase            2,806,539                6.0
  President and Chief
  Operating Officer
  since January 1997

Michael V. Pappagallo                      628,650  (2)        Stock purchase              609,522                6.0
  Vice President and
  Chief Financial Officer
  since May 1997

Alex Weiss
  Vice President - Management              523,384  (3)        Stock purchase              502,327                6.0
  Information Systems

Glenn G. Cohen                             187,853  (4)        Stock purchase              182,111                6.0
  Treasurer
  since May 1997


(1) Represents (i) loans extended to Mr. Flynn during 1996 to fund the purchase of 10,000 outstanding shares of the

     Company's Common Stock and in 1997 and 1998 to fund amounts associated with a previously granted restricted stock award and this stock purchase loan is collateralized by the shares of Common Stock acquired and is repayable, commencing in 1999, over an approximate term of eight years and (ii) loans extended during 1999 to supplement available margin loans and partially fund the purchase of 121,180 shares of the Company's Common Stock. This stock purchase loan is scheduled to be repaid over a term of two years, however, this loan may be extended at the discretion of the Board of Directors.

(2) Loans extended during 1999 to supplement available margin loans and partially fund the purchase of 33,000 shares of the Company's Common Stock by Mr. Pappagallo. This stock purchase loan is scheduled to be repaid over a term of two years, however, this loan may be extended at the discretion of the Board of Directors.

(3) Loans extended during 1999 to supplement available margin loans and partially fund the purchase of 35,250 shares of the Company's Common Stock by Mr. Weiss. This stock purchase loan is scheduled to be repaid over a term of two years, however, this loan may be extended at the discretion of the Board of Directors.

(4) Loans extended during 1999 to supplement available margin loans and partially fund the purchase of 9,900 shares of the Company's Common Stock by Mr. Cohen. This stock purchase loan is scheduled to be repaid over a term of two years, , however, this loan may be extended at the discretion of the Board of Directors.

(5)  Indebtedness outstanding as of April 5, 2000.

     Indebtedness for Affiliate. During 1997, the Company loaned to its preferred stock affiliate, KRS, an aggregate amount of $12,000,000 evidenced by a series of notes due in the year 2000 at a rate of interest of 10% per annum. The Company believes that the terms of such loans are no less favorable than could have been obtained in an arm's length transaction with an unrelated third party.

Independent Public Accountants

     PricewaterhouseCoopers LLP was engaged to perform the annual audit of the books of account of the Company for the calendar year ended December 31, 1999. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertain to its engagement as independent auditors for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Company's Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The Audit Committee of the Board of Directors annually submits its recommendation with respect to the engagement of independent public accountants at the meeting of the full Board of Directors which takes place each year during the Company's third fiscal quarter. PricewaterhouseCoopers LLP has been the Company's independent public accountants since 1986. The Audit Committee of the Board of Directors will review the appointment of PricewaterhouseCoopers LLP for 2000 later this year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

     Based solely on the Company's review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 1999, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 1999, all filing requirements were complied with by its officers, directors, beneficial owners of more than ten percent of the Company's stock and other persons subject to Section 16 of the Exchange Act.

Other Matters

     Financial and Other Information. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 1999, and the Company's Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

     Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2001 must be received by the Company no later than January 3, 2001, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2001 Annual Meeting without including the proposal in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by March 6, 2001. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2001 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

     Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

     Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

                                   DETACH HERE

                                      PROXY

                            KIMCO REALTY CORPORATION

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Milton Cooper, Michael J. Flynn and Bruce Kauderer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned on April 5, 2000, at the Annual Meeting of Stockholders to be held on May 18, 2000, or any adjournment(s) or postponements(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement.

     The Board of Directors recommends a vote FOR all of the nominees for director.

     To vote FOR all of the nominees for director just sign and date the reverse side. No boxes need to be checked.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
    SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
-----------                                                          -----------

Kimco Realty Corporation

     c/o EquiServe
     P.O. Box 8040
     Boston, MA  02266-8040


                                  DETACH HERE


  /X/   Please mark votes as in this example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of all nominees for directors, and in the discretion of the Proxies upon such other business as may properly come before the Meeting. By executing this proxy, the undersigned hereby revokes all prior proxies.

1. Election of Directors.
   Nominees:   M. Kimmel, M. Cooper, J. Kornwasser, R. Dooley,
               J. Grills, M. Flynn, F. Lourenso


          / /   FOR ALL       / /   WITHHELD FROM
                NOMINEES            ALL NOMINEES



          --------------------------------------------
          / /   For all nominees except as noted above



MARK HERE IF YOU PLAN TO ATTEND THE MEETING             / /

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT           / /


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:                                   Date:
          ---------------------------------       -----------------------------

Signature:                                   Date:
          ---------------------------------       -----------------------------